UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2010

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On May 15, 2010, ARIAD Pharmaceuticals, Inc. (the “Company”) entered into Amended and Restated Executive Employment Agreements with its named executive officers, other than its Chief Executive Officer and President, whose agreement was amended and restated in April 2010.  The restated agreements were entered into with the Company’s Senior Vice President and Chief Intellectual Property Officer, David L. Berstein, Esq.; Senior Vice President of Regulatory Affairs and Quality, Daniel M. Bollag, Ph.D.; Senior Vice President and Chief Scientific Officer, Timothy P. Clackson, Ph.D.; and Senior Vice President, Chief Financial Officer and Treasurer, Edward M. Fitzgerald.  The restated agreements replace the executives’ prior employment agreements with the Company and contain certain changes to the material terms of their prior agreements, including:

Increases in base salary – Under the restated agreements, the base salaries of the executives were increased for fiscal year 2010, effective as of January 1, 2010, as follows: Mr. Berstein, $353,000; Dr. Bollag, $338,000; Dr. Clackson, $367,000; and Mr. Fitzgerald, $362,000.

Extensions in terms of agreements – The terms of the executives’ agreements were extended as follows: Mr. Berstein through December 31, 2012; Dr. Bollag through December 31, 2012; Dr. Clackson through June 30, 2013; and Mr. Fitzgerald through June 30, 2013.

Annual bonus – Under the restated agreements, the executives are eligible to receive a target bonus of 30% of their then-current base salaries, with the actual amount, which may be higher or lower than the target, determined each year by the Board of Directors.  Under their prior agreements, the executives were eligible to receive a bonus of up to 30% of their then-current base salaries.

Severance benefits – Under the restated agreements, upon termination without cause or for good reason (each as defined in the agreement), the executives will receive continuation of their then-current base salaries for twelve months from the date of termination.  Under their prior agreements, the executives would have received continuation of their then-current base salaries for the remainder of the term of their prior agreements.

Change in Control benefits – The executives’ restated agreements contain a double trigger for change in control benefits, whereas the prior agreements contained a single trigger.  If, within one year following a change in control (as defined in the agreement), the executives are terminated without cause or resign for good reason (each as defined in the agreement), then the executives will receive continuation of their then-current base salaries for twenty-four months from the date of termination, full acceleration of their equity awards and continuation of their health benefits for up to eighteen months.  Under their prior agreements, the executives would have received the continuation of their then-current base salaries for the lesser of six months or the remainder of the term of their prior agreements, together with acceleration of their equity awards, if the executives had resigned voluntarily within 90 days following the change in control.

New Definitions of “Cause” and “Good Reason” – In the restated agreements, the definition of “cause” was updated.  In addition, a new defined term for “good reason” was added to permit the executives to receive severance and change in control benefits upon termination in the event the executive is relocated by more than 25 miles, the Company materially breaches the executive’s employment agreement or the executive’s responsibilities are materially diminished, in each case subject to a cure period by the Company.

Additional Long-Term Service Benefit Payable upon Separation from Service – The Company previously had a sabbatical policy, which has been terminated, under which Mr. Berstein, Dr. Clackson and Mr. Fitzgerald had earned certain benefits.  Under the restated agreements with these executives, they will receive a lump-sum cash payment upon separation from service with the Company in good standing, in lieu of the benefits they had earned under the former sabbatical policy.

Tax Benefits – The restated agreements contain modified economic cutback provisions relating to taxes, such that payments or benefits to be received by the executive in connection with a change in control or termination of the executive that would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code (the “Code”) will be reduced to the extent necessary so that no portion is subject to excise taxes imposed by Section 4999 of the Code.  In addition, provisions of the agreements were clarified to maximize compliance with or, where appropriate, exemption from Section 409A of the Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Senior Vice President, Chief Financial Officer

Date: May 20, 2010

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